                                                                 EXHIBIT d.(xxi)

                              AMENDMENT NUMBER 8 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

      The Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement") is hereby amended to include THE HARTFORD CAPITAL APPRECIATION II FUND (the "New Fund") as a new Portfolio. All provisions in the Agreement shall apply to the New Fund except as stated below.

      The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of THE HARTFORD CAPITAL APPRECIATION II FUND:

Net Asset Value                  Annual Rate
---------------                  -----------
First $250,000,000                   .50
Next $250,000,000                    .45
Next $500,000,000                    .40
Amount Over $1 billion               .35

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 28th day of April, 2005.

HARTFORD INVESTMENT FINANCIAL                  WELLINGTON MANAGEMENT COMPANY,
SERVICES, LLC                                  LLP

By: /s/ David M. Znamierowski                  By: /s/ Brendan Swords
    ------------------------                       -----------------------------
    David M. Znamierowski                          Brendan Swords
    Executive Vice President                       Senior Vice President